Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS JULY 14, 2005

USA Truck, Inc. (NASDAQ: USAK) today announced record quarterly base revenue of $93.5 million for the quarter ended June 30, 2005, an increase of 9.0% from $85.8 million for the same quarter of 2004. Net income increased 223.7% from $1.3 million for the quarter ended June 30, 2004, to $4.3 million for the same quarter of 2005. Diluted earnings per share increased 221.4% from $0.14 for the quarter ended June 30, 2004, to $0.45 for the same quarter of 2005. This quarter represents our strongest performance in six years, as we produced an operating ratio of 89.9%, and our base revenue, net income, and diluted earnings per share were all higher than for any previous quarter in our public history.

Base revenue increased 11.3% from $165.3 million for the six months ended June 30, 2004 to $184.0 million for the same period of 2005. Net income increased 202.6% from $2.3 million for the six months ended June 30, 2004 to $7.1 million for the same period of 2005. Diluted earnings per share increased 196.0% from $0.25 for the six months ended June 30, 2004 to $0.74 for the same period of 2005.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Base revenue	$93,536	$85,800	$183,977	$165,306
Fuel surcharge revenue	13,876	5,834	24,478	9,931

Total revenue	107,412	91,634	208,455	175,237

Operating expenses and costs:
Salaries, wages and employee benefits	35,210	31,964	69,636	61,725
Fuel and fuel taxes	28,123	19,233	53,843	37,163
Depreciation and amortization	10,299	8,805	20,212	17,244
Insurance and claims	6,543	7,532	13,207	12,373
Purchased transportation	6,069	7,890	12,538	14,449
Operations and maintenance	4,974	6,721	10,474	13,576
Operating taxes and licenses	1,562	1,490	3,051	2,800
Communications and utilities	788	655	1,542	1,440
Gain on disposal of revenue equipment, net	(319)	(60)	(681)	(101)
Other	4,746	3,698	9,461	7,014

Total operating expenses	97,995	87,928	192,449	168,517

Operating income	9,417	3,706	16,006	6,720
Other expenses (income):
Interest expense	1,426	773	2,727	1,488
Other, net	7	19	(2)	11

Total other expenses, net	1,433	792	2,725	1,499

Income before income taxes	7,984	2,914	13,281	5,221
Income tax expense	3,649	1,575	6,212	2,885

Net income	$4,335	$1,339	$7,069	$2,336

Per share information:
Average shares outstanding (Basic)	9,280	9,274	9,267	9,302

Basic earnings per share	$0.47	$0.14	$0.76	$0.25

Average shares outstanding (Diluted)	9,563	9,389	9,552	9,385

Diluted earnings per share	$0.45	$0.14	$0.74	$0.25

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total miles (in thousands) (1)	71,638	65,958	141,049	128,277
Empty mile factor	8.7%	8.0%	8.7%	8.4%
Base revenue per total mile	$1.306	$1.301	$1.304	$1.289
Average number of tractors (2)	2,337	2,177	2,293	2,140
Average miles per tractor	30,654	30,298	61,513	59,943
Average miles per tractor per week	2,395	2,405	2,441	2,360
Average miles per trip (3)	796	846	804	839
Operating ratio (4)	89.9%	95.7%	91.3%	95.9%
Average unmanned tractor percentage(5)	3.4%	5.7%	3.0%	5.6%

(1)	Total miles include both loaded and empty miles.
(2)	Average number of tractors includes company-operated tractors plus owner-operator tractors.
(3)	Average miles per trip is derived from shipments in which our own tractors, or owner operators, transport our customers’ freight (excludes third party logistics and freight brokerage shipments).
(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.
(5)	Unmanned tractor percentage is the average percentage, for each month end during each period, of company-operated tractors to which a driver is not assigned.

In comparing the financial results of the three months ended June 30, 2005 to the three months ended June 30, 2004, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

This quarter represents our strongest performance in six years. In addition to our record revenue and net income, we have posted an operating ratio below 90% for the first time since the second quarter of 1999. That is an important step toward our ultimate goal of 88% or better.

Freight demand remained strong throughout the quarter, though not as strong as a year ago. Continued solid freight demand made it possible for us to increase the base revenue per mile for our traditional freight operations in which we used our own tractors by 3.5%, which, along with 7.3% growth in our tractor fleet, paved the way for the record base revenue.

Over the past several years, we have meticulously benchmarked our operating statistics against those of 1998, which is a year that produced some of the strongest operating statistics in our public history. This benchmarking program continues to yield benefits. The program’s 2005 focus has been on insurance and claims costs, fleet maintenance costs and tractor utilization. As a result of our improved safety prevention and claims management programs and our current eight-quarter fleet modernization efforts, insurance and claims costs were down 13.1% and operations and maintenance costs were down 26.0%, despite an 8.6% increase in fleet miles. Tractor utilization was flat this quarter but is up 3.4% for the first six months of 2005 compared to the same periods in 2004. Maintenance costs, measured as cost per mile, have now returned to their benchmark levels and we believe that we have implemented the necessary processes to return insurance and claims costs, measured as percent of revenue, and tractor utilization to their benchmark levels. We are focused on executing those processes and we are using our benchmarking program to develop the next generation of margin improvement initiatives now that we have achieved the sub-90% operating ratio milestone.

We are proud of our performance this quarter, but we are not satisfied. In addition to the margin pressures identified by our benchmarking program, we are facing the additional challenges of a tight driver market, high oil prices and a difficult regulatory environment. However, we believe that our management team has the experience and resources necessary to meet those challenges and we look forward to taking them on in the coming quarters.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to maintain the tractor utilization rates and revenue per mile discussed in this press release, or that we will be able to continue to improve or effectively control operations and maintenance expenses and insurance and claims costs or effectively manage our fuel surcharge program. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633